Exhibit 99.1

BANK OF AMERICA, N.A., AS AGENT

335 MADISON AVENUE

NEW YORK, NY 10017

                                         November 10, 2003

VIA FEDERAL EXPRESS

Woodworkers Warehouse, Inc.

126 Oxford Street

Lynn, MA 01901-1131

Attention: Walt Spokowski

Re:	Notice of Termination/Notice of Event of Default and Reservation of Rights

Dear Mr. Spokowski:

Reference is made to that certain Second Amended and Restated Loan and Security Agreement dated as of October 29, 2001 among Woodworkers Warehouse, Inc., a Delaware corporation (the “Borrower”), Bank of America, N.A. (“Bank of America”), Foothill Capital Corporation (“Foothill”) and Transamerica Business Capital Corporation (“Transamerica”) (each of Bank of America, Foothill and Transamerica, together with their respective successors and assigns, are each referred to as a “Lender” and collectively the “Lenders”) and Bank of America as agent for the Lenders(in its capacity as agent, the “Agent”), as amended by Amendment No. 1, dated as of April 1, 2002, among Borrower, Lenders and Agent; Amendment No. 2, dated as of August 21, 2002, among Borrower, Lenders and Agent; Amendment No. 3, dated as of October 8, 2002, among Borrower, Lenders and Agent; Amendment No. 4, dated as of February 28, 2003, among Borrower, Lenders and Agent; Amendment No. 5, dated as of August 11, 2003, among Borrower, Lenders and Agent and the Forbearance Agreement (as defined below) as limited to solely to the effect of Section 5 thereof (collectively, the “Loan Agreement”). Reference is also made to that certain Forbearance Agreement dated as of October 27, 2003 among the Borrower, the Agent and the Lenders (the “Forbearance Agreement”). All capitalized terms used herein without definition shall have the meanings assigned to such terms in the Loan Agreement.

As you are aware, the Borrower is in violation of Section 10.26 of the Loan Agreement with respect to the fiscal quarter ended August 30, 2003. You are also aware that Borrower is in violation of Section 8(b) of the Forbearance Agreement. As a result of the Borrower’s violation of the foregoing Section 8(b), the obligations of the Agent and Lenders under the Forbearance Agreement are terminated.

The failure of the Borrower to comply with Section 10.26 of the Loan Agreement constitutes an Event of Default under Section 12.1(c) of the Loan Agreement. We refer you to

Woodworkers Warehouse, Inc.

November 10, 2003

Section 11.2 of the Loan Agreement, pursuant to which the obligation of the Lenders to make additional Loans and issue Letters of Credit is subject to, inter alia, the condition that no Event or Event of Default shall exist. Notwithstanding the Lenders’ prior advances of Revolving Loans during the existence of the Event of Default described above or any delay or postponement by the Agent and the Lenders in the exercise of their rights and remedies, any such prior advances of Revolving Loans do not and shall not constitute (i) any agreement to forbear or to delay the exercise of such rights and remedies, all of which are expressly reserved, (ii) a modification or an alteration of the terms, conditions or covenants of the Loan Agreement or any Loan Document, or (iii) a waiver, release or limitation upon the Agent’s or Lenders’ exercise of any of their rights and remedies thereunder, all of which are hereby expressly reserved.

In addition to the Lenders’ right to discontinue the Revolving Loans under Section 11.2 of the Loan Agreement, the Event of Default described above permits the Lenders to accelerate the Obligations under Section 13 of the Loan Agreement and to exercise all rights and remedies under Section 13 of the Loan Agreement, all of which are expressly reserved.

Since the time of the Borrower’s failure to comply with the covenant described above, the Agent and Lenders have discussed or may discuss with the Borrower the availability of continued funding under the Loan Agreement and the modification of the financial covenants in the Loan Agreement. In connection with such discussions, the Agent and the Lenders have and may meet with and negotiate matters relating to the Loans, the Loan Agreement and the Loan Documents. Any such discussions, meetings and negotiations did not and shall not constitute a waiver of any Event or Event of Default under the Loan Agreement or a waiver of any of the Agent and Lenders’ rights or remedies under the Loan Agreement or any of the Loan Documents or prejudice any of the Agent’s or Lenders’ rights or remedies thereunder, except to the extent expressly provided in a written agreement executed in accordance with Section 15.2 of the Loan Agreement.

The Agent and the Lenders have not made any agreement or commitment to extend, renew, amend, replace, supplement or modify the Loan Agreement or any of the Loan Documents in any respect or otherwise, and the Agent hereby specifically confirms that it is not making such a commitment and specifically advises the Borrower that no action or inaction should be taken or omitted by the Borrower based upon any understanding that a commitment exists or any expectation that any such commitment will be made in the future. Furthermore, the Agent and the Lenders are not and shall not be bound by any oral agreement, and no rights or liabilities, either express or implied, shall arise on the part of the Agent or any Lender unless and until the agreement on any given issue has been reduced to a written agreement executed in accordance with Section 15.2 of the Loan Agreement.

Woodworkers Warehouse, Inc.

November 10, 2003

Sincerely, BANK OF AMERICA, N.A., AS AGENT

By:	/s/ WILLIAM J. WILSON
Name: William J. Wilson Title: Vice President

cc:	Ralph J. Sutcliffe, Esq.
Kronish Lieb Weiner & Hellman LLP

Jerry M. Saccone, Esq

Homer L. Harris, Esq.

Buchanan Ingersoll P.C.